EXHIBIT 4.2

                                               September 26, 1995

Tredegar Industries, Inc.
1100 Boulders Parkway
Richmond, Virginia  23225

     Re:  7.20% Senior Promissory Note due 2003

Ladies and Gentlemen:

     We are the holder of the 7.20% Senior Promissory Note due June 16, 2003 (the "Note") of Tredegar Industries, Inc. (the "Company") issued pursuant to the Loan Agreement dated June 16, 1993 between the Company and the undersigned (the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

     As holder of the Note and a party to the Loan Agreement, we hereby consent and agree that, for the one year period commencing on October 1, 1995 and ending on September 30, 1996, the Company need not comply with the debt ratio covenant set forth in Section 4.05 of the Note. During such period, the Company will not at any time permit the ratio of Consolidated Total Debt to Consolidated Total Capitalization to exceed 0.65 to 1.00; provided, however, that if at any time during such period such ratio exceeds 0.60 to 1.00, then the Note shall bear interest at the rate of 7.45% on the unpaid portion of the principal amount thereof for so long as the ratio exceeds 0.60 to 1.00. Failure to comply with the 0.65 to 1.00 ratio requirement or to pay interest at the increased rate as described herein shall constitute a default under Section 4.05 of the Note.

     As of October 1, 1996, this letter shall be of no further force and effect, and the provisions of Section 4.05 set forth in the Note shall be automatically reinstated without any further action by the Company or us.

     This consent and agreement is effective only for the limited time referred to herein and should not be construed as a consent to any departure from compliance by the Company with any other covenant set forth in the Note.


                              Very truly yours,

                              METROPOLITAN LIFE INSURANCE COMPANY

                              By   /s/  Joseph A. Augustini
                                   Joseph A. Augustini
                                   Vice President
The foregoing is hereby
consented and agreed to.

TREDEGAR INDUSTRIES, INC.

By     /s/ Norman A. Scher
     Norman A. Scher
     Executive Vice President